EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	August 6, 2004

Omaha, NE (BRK.A; BRK.B) – Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the second quarter and six months ended June 30, 2004 and 2003 are summarized below. Earnings are stated on an after-tax basis (dollar amounts are in millions, except per share amounts).

	Second Quarter		First Half
	2004	2003	2004	2003
Net earnings	$1,282	$2,229	$2,832	$3,959
Investment gains (losses)	(172)	905	243	1,431

Net earnings excluding investment gains/losses	$1,454	$1,324	$2,589	$2,528

Net earnings per Class A equivalent share	$834	$1,452	$1,842	$2,579
Investment gains (losses) per share	(112)	590	158	932

Net earnings per Class A equivalent share excluding investment gains/losses	$946	$862	$1,684	$1,647

Average Class A equivalent shares outstanding	1,537,629	1,535,095	1,537,353	1,534,950

An analysis of Berkshire’s net earnings excluding investment gains/losses follows (dollar amounts are in millions).

	Second Quarter		First Half
	2004	2003	2004	2003
Insurance-underwriting	$422	$263	$614	$451
Insurance-investment income	479	571	934	1,163
Non-insurance businesses	579	512	1,095	979
Interest expense and other	(26)	(22)	(54)	(65)

Net earnings excluding investment gains/losses	$1,454	$1,324	$2,589	$2,528

Three important factors should be considered in evaluating these figures.

1.	Investment gains/losses arise when investments a) are sold; b) are deemed to be “other-than-temporarily” impaired; or c) are required to be “marked-to-market” with the corresponding gain or loss included in earnings. Management ignores the consequences to reported earnings when making investment decisions and regards the amounts of investment gains or losses in any given period to be meaningless for analytical purposes. Shareholders and others should focus their attention on net earnings excluding investment gains/losses.

2.	All of Berkshire’s insurance operations are performing very well. However, there were no major catastrophes during the first half of either 2004 or 2003 and Berkshire’s underwriting results benefited from this benign environment.

3.	During the eighteen month period ended June 30, 2004 cash equivalents increased from $10.3 billion at December 31, 2002 to $35.5 billion at June 30, 2004. These figures exclude cash held by Berkshire’s finance and financial products operations. A significant portion of this increase arose from sales during 2003 of long-term U.S. government securities and sales and redemptions during 2003 and 2004 of high yield corporate securities held in Berkshire’s actively managed fixed-income portfolio. Accordingly, Berkshire’s investment income in 2004 has declined from the amounts earned in the comparable periods during 2003.

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

Berkshire’s second quarter interim shareholders’ report is scheduled to be posted on the Internet on August 6, 2004 at about 6:00 p.m. central time where it can be accessed via berkshirehathaway.com. There’s much additional detail in this report and we urge all shareholders to read it.

Berkshire Hathaway and its subsidiaries engage in a number of diverse business activities among which the most important is the property and casualty insurance business conducted on both a direct and reinsurance basis.

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

Comment on Regulation G

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows net earnings exclusive of investment gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization or when certain types of investments are marked-to-market through earnings. In sum, investment gains or losses for any particular period are not indicative of quarterly business performance.

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